EXHIBIT 15.1




November 10, 1999




Board of Trustees and Shareholders of ProLogis Trust:


We are aware that ProLogis Trust has incorporated by reference in its Registration Statement Nos. 33-91366, 33-92490, 333-4961, 333-31421, 333-39797,
333-38515,  333-52867, 333-26597, 333-74917, 333-75893, 333-79813 and  333-86081
its Form 10-Q for the quarter ended September 30, 1999, which includes our report dated November 10, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,




ARTHUR ANDERSEN LLP